Exhibit 3.6

FIRST AMENDMENT
TO THE
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

This First Amendment dated November 6, 2008 to the Amended and Restated Limited Liability Company Agreement (this “Amendment”) of Texas Eastern Products Pipeline Company, LLC (“TEPPCO GP”), dated May 7, 2007, is executed by Enterprise GP Holdings L.P. (“EPE”).  Capitalized terms used but not defined in this Amendment shall have the meaning set forth in the Limited Liability Company Agreement of TEPPCO GP dated May 7, 2007 (the “LLC Agreement”).

RECITALS

WHEREAS, EPE Holdings, LLC (the “Company”) owns a 0.01% general partner interest in and is the sole general partner of EPE;

WHEREAS, EPE is the sole member of TEPPCO GP;

WHEREAS, TEPPCO GP owns a 2% general partnership interest in TEPPCO Partners, L.P., a Delaware limited partnership (“TEPPCO LP”), and is the sole general partner of TEPPCO LP;

WHEREAS, the Company, in its capacity as general partner of EPE, has determined that it is advisable to amend the LLC Agreement.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, EPE hereby agrees as follows:

AGREEMENT

1.           Section 6.06(i) of the LLC Agreement shall be deleted and restated in its entirety as follows:

(i)           No amendment, modification or repeal of this Section 6.06 or any provision hereof shall in any manner terminate, reduce or impair either the right of any past, present or future Indemnitee to receive indemnification (including expense advancement as provided by Section 6.06(b)) from the Company or the obligation of the Company to indemnify, or advance the expenses of, any such Indemnitee under and in accordance with the provisions of this Section 6.06 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.

2.           Except as otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the LLC Agreement shall remain the same. This Amendment shall be governed by and construed under the laws of the State of Delaware as applied to agreements entered into solely between residents of, and to be performed entirely within, such state.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Amendment to Limited Liability Company Agreement as of November 6, 2008.

ENTERPRISE GP HOLDINGS L.P.
(Sole Member of Texas Eastern Products Pipeline
Company, LLC)

By:  EPE Holdings, LLC, its general partner

By:       /s/ W. Randall Fowler
Name:  W. Randall Fowler
Title:    Executive Vice President and Chief
 Financial Officer